SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                             FORM 8-K


        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported) August 14, 1998



                     Vanguard Airlines, Inc.
      (Exact name of registrant as specified in its charter)



     Delaware              0-27034                48-1149290
(State or other          (Commission         (I.R.S. Employer
jurisdiction of          File Number)        Identification No.)
incorporation)


        7000 Squibb Road, Third Floor, Mission, KS  66202
   (Address of principal executive offices including zip code)



Registrant's telephone number, including area code (913) 789-1388




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ITEM 5.   OTHER EVENTS.


     The Company issued a press release on August 14, 1998 announcing the exercise of 10,300,000 outstanding redeemable common stock purchase warrants (the "Warrants"). Each Warrant was exercisable into one share of the Company's Common Stock for $0.50 per share. In July 1998, the Company issued a notice of redemption to certain warrant holders after the Company's Common Stock satisfied certain stock performance requirements contained in the warrant agreement. The Company raised approximately $5.2 million for the exercise of the Warrants. The proceeds will be used for general corporate purposes, principally to lease additional jet aircraft, as suitable aircraft become available.

     The press release also announced that in accordance with an unrelated agreement, the Company also received a Notice of Exercise from certain principal stockholders. The principal stockholders will exercise warrants to purchase 12,094,480 shares of Common Stock on a net exercise basis. Pursuant to the terms of the warrants, the Company will issue 8,110,936 shares of Common Stock in exchange for the exercise of 12,094,480 warrants. The Company will not receive any proceeds in connection with this net exercise.

     A copy of the press release is attached hereto as Exhibit A.

     After exercise of the Warrants, the number of shares of the Company's Common Stock outstanding is 85,352,153. The Company also has 302,362 outstanding shares of Convertible Preferred
Stock.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              VANGUARD AIRLINES, INC.


Date:     August 18, 1998      /s/ Robert J. Spane
                              By:  Robert J. Spane
                              President and Chief Executive
                              Officer